Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of CytRx Corporation of our report dated February 19, 1996, included in the 1995 Annual Report to Shareholders of CytRx Corporation.

Our audits also included the financial statement schedule of CytRx Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-48706 pertaining to the 401(k) Plan Interests of CytRx Corporation Common Stock, 33-93816 pertaining to the 1994 Stock Option Plan of CytRx Corporation, and 33-93818 pertaining to the 1995 Stock Option Plan of CytRx Corporation, and on Form S-3 No. 33-93820 and the related prospectus of CytRx Corporation for the registration of 57,427 shares of its Common Stock, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of CytRx Corporation.


/s/ Ernst & Young LLP


Atlanta, Georgia
March 22, 1996